IEC Electronics Corp.

Summary of 2013 Management Incentive Plan ("2013 MIP")

The 2013 MIP is a cash incentive plan that links awards to performance results and is designed to provide cash incentive awards ("Awards") to the executive officers (the "Participants") of the Company: the Chief Executive Officer (the "CEO"), the President, and the Executive Vice President of Operations (“EVP”). The Company’s Chief Financial Officer is not eligible for Awards under the 2013 MIP. The 2013 MIP was approved by the Compensation Committee on November 21, 2012.

A precondition for payment of all Awards is achievement of a threshold minimum level of company-wide Net Income Before Taxes (“Plan Threshold”). The Plan Threshold for fiscal 2013 is $11,000,000.

If the Plan Threshold is met, each Participant is eligible to receive an Award, if any, determined on the basis of the degree of achievement of certain specified corporate level fiscal year performance objectives ("Goals"). For fiscal 2013, Goals based upon the following measurements were established:

(i)	Net Income Before Taxes and Incentives (applicable to all Participants based on company-wide results),

(ii)	Sales (for the CEO, based on company-wide results, and for the President and EVP, based upon respective divisional results), and

(iii)	Economic Value (applicable to all Participants based on company-wide results). Economic Value is calculated as Net Income Before Taxes minus the Capital Charge on Working Capital.

The Compensation Committee has assigned a weighting factor, varying from 25% to 40%, to each Goal for each Participant, with the total of the weighting factors for each Participant being 100%.

In addition to the Plan Threshold, the Compensation Committee has established:

(i)            minimum plan entry performance levels for each Goal for each Participant (“Minimum(s)”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii)           target performance levels for each Goal for each Participant (“Target(s)”), based on the Company budget.

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If all Targets are achieved by each respective Participant, Awards will be earned by that Participant equal to the following percentages of base salary: (i) for the CEO - 60%, (ii) for the President – 55%, and (iii) for the EVP – 55%. If performance is less than Target but at least the Minimum with respect to any Goal, a payment less than the Award at Target will be paid to the applicable Participant, pro rated between a payment of 10% of base salary applicable to achievement at the Minimum and such Participant’s potential Target Award. If the Target for a Goal is surpassed, the Target Award will increase pro rata up to a cap of 200% of the Target level Award. The Compensation Committee has the right to review and consider performance above the 200% cap. No Award will be made with respect to a Goal if the applicable Minimum is not achieved.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Goals have been achieved by each respective Participant and will calculate the amount of the Award to be paid to each (the “Calculated Award”). However, (i) based on his evaluation of the President’s or EVP’s performance, the CEO may recommend that the Calculated Award for that Participant be modified by plus or minus up to 25%, and (ii) the Compensation Committee may recommend that the Calculated Award for the CEO be modified by plus or minus up to 25%. Use of the modification factor is not expected to be an annual event. All modifications to a Calculated Award for any Participant must be approved by the Compensation Committee. Additionally, any modification to the Calculated Award for the CEO must be approved by the independent members of the Board of Directors.

The Compensation Committee reserves the right in its discretion to modify categories or goals. In addition, (i) the Compensation Committee may adjust the plan for gains or losses that arise from non-operating events and that affect Net Income (for example, “clawbacks” related to acquisitions), and (ii) the Goals set forth in the 2013 MIP are based upon the organic growth of the Company. The impact of acquisitions will be reviewed separately by the Compensation Committee.

Payment of any Award to a Participant generally will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2013. In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be paid.

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